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                                                                    EXHIBIT 10.5

                                                          August 1, 2003


Biopure Corporation
11 Hurley Street
Cambridge, MA 02141

           Re: Lock-up of Securities

Gentlemen:

     I am a director of Biopure Corporation ("Biopure"). I hold 35,000 shares of Class A Common Stock of Biopure ("Common Stock") together with associated Common Stock warrants to purchase 7,000 additional shares (collectively, the "Securities") which were issued in an offering on March 25, 2003 (the "Offering"). You intend to seek stockholder approval for sales to insiders in the Offering at the 2004 annual meeting of stockholders. At your request, in the interim, I agree that the Securities shall not be sold, transferred, assigned, pledged or hypothecated, nor will I vote any of the Common Stock included in the Securities. In addition, if the Company pays a dividend on its Common Stock, dividends on the Securities will be withheld.


                                                   Very truly yours,



                                                   C. Everett Koop, M.D.